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                                                                  Exhibit 99.2

                     Press Release dated December 23, 1998.

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                              [LETTERHEAD OF ROHM AND HAAS COMPANY APPEARS HERE]
NEWS
RELEASE
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PRESS CONTACT:   Eric Norris           FOR RELEASE:       Immediately
                 215-592-2664
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                     ROHM AND HAAS COMMENCES TENDER OFFER
                              FOR LEARONAL, INC.


Philadelphia, PA, December 23, 1998 - Rohm and Haas Company (NYSE:ROH) announced today that a wholly owned subsidiary, Lightning Acquisition Corp., has commenced a tender offer to acquire all of the outstanding shares of common stock of LeaRonal, Inc. (NYSE:LRI) for $34.00 per share in cash.

On December 21st, Rohm and Haas announced it had signed a definitive merger agreement with LeaRonal to acquire all of the outstanding shares of that company, a maker of specialty chemicals for the electronics industry. The total value of the transaction is approximately $460 million. Under the agreement, LeaRonal will be combined with Shipley Company, the cornerstone of Rohm and Haas's $400 million Electronic Materials business group.

The tender offer is being made pursuant to the merger agreement among Rohm and Haas Company, Lightning Acquisition Corp. and LeaRonal, Inc. The offer is subject to the terms and conditions set forth in that agreement.

Among other things, this offer is conditioned upon the valid tender of shares representing at least two-thirds of LeaRonal fully diluted shares, and expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act. The tender offer and withdrawal rights will expire at 12:00 midnight New York City time on Friday, January 22, 1999, unless the offer is extended.

Deutsche Bank Securities Inc. is the dealer manager for the offer. D.F. King & Company, Inc., is the information agent.

                                     # # #

Note: This press release is neither an offer to purchase, nor a solicitation of an offer to sell securities. The tender offer is made only through the Offer to Purchase and the related Letter of Transmittal which is being mailed to LeaRonal stockholders today. Copies of the offering document may be obtained by contacting D.F. King at 1-800-829-6554 or Deutsche Bank Securities Inc. at 1-800-334-1898, ext. 8998.

Contacts:  For D.F. King & Company, Inc.
           Robert Fraina: (212) 493-6941
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                         For Deutsche Bank Securities
                         Naushad Madon: (212) 469-5764

                         For Rohm and Haas
                         Eric Norris: (215) 592-2664